Exhibit 99

Sypris Reports First Quarter Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 14, 2015--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its first quarter ended April 5, 2015.

HIGHLIGHTS

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  Revenue for the Company was $37.0 million, reflecting the cessation of our shipments to Dana Holding Corporation as of year-end.
  The decline in revenue resulted in a loss at the gross profit line of $3.2 million for the first quarter of 2015.
  Revenue and gross profit for Sypris Electronics increased $0.5 million and $1.5 million, respectively, from the first quarter of 2014.
  Cost reductions have been implemented across all business units, while retaining skilled workforce to prepare for new programs, expand TPS and 5S initiatives and perform preventative maintenance on equipment.

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The Company reported revenue of $37.0 million for the first quarter compared to $84.2 million for the prior year period. Additionally, the Company reported a net loss of $13.0 million, or $0.66 per share, as compared to income of $1.7 million, or $0.08 per diluted share, for the prior year comparable period.

“Sypris Technologies is working to adjust manpower and overhead expenses to reflect the cessation of shipments to Dana, while optimizing our ability to bring in potential new business,” said Jeffrey T. Gill, president and chief executive officer. “As we have mentioned previously, we incurred significant expenses during the quarter to sustain our operational ability to replace the Dana business. We believe the majority of these unabsorbed costs to now be behind us, the result of which is forecast to contribute to a material improvement in gross profit during the coming quarters and substantially reduced SG&A spending which would also make a positive contribution to the Company’s overall financial performance.”

“We are targeting top line growth from both business units in the second quarter of this year as new programs are scheduled to launch and the Cyber Security Lab is commissioned in Singapore. We continued to make important progress on our previously announced acquisition, which if completed in the second quarter, would serve as a nice offset to some of the services previously performed for Dana.”

“Sypris Electronics continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry. Our team continues to make progress in the development of a Cyber Security Laboratory with our partner, NEC Asia Pacific, for the Singapore Government. While we have not recognized any material revenue under the program, it represents one of the steps toward the achievement of our diversification objectives,” Mr. Gill continued.

Sypris Technologies

Revenue for Sypris Technologies decreased 63.0% to $28.1 million in the first quarter compared to $75.8 million for the prior year period, primarily as a result of the cessation of the Dana business, which represented approximately 59% of our business in the prior year. Gross profit for the quarter was a loss of $4.1 million, compared to profit of $11.2 million for the same period in 2014.

Sypris Electronics

Revenue for Sypris Electronics was $8.9 million in the first quarter of 2015 compared to $8.4 million in the prior year period, reflecting the ramp up of a new electronic manufacturing services program, partially offset by declines in engineering services due to the completion of a program during the period. Gross profit for the quarter was $0.9 million, compared to a loss of $0.6 million for the prior year period, primarily reflecting a favorable change in product mix.

Outlook

Mr. Gill added, “We will continue to concentrate on daily execution within both of our businesses. Within Sypris Technologies, our legal dispute with Dana remains unresolved and as of the beginning of 2015, all shipments to Dana ceased. New program launches and cost reductions are anticipated to have a positive impact on income and cash flow during the second half. Sypris Electronics will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to develop and implement plans to mitigate the impact of loss of revenues from Dana or to adequately diversify our revenue sources on a timely basis; the costs and supply of, or access to, debt, equity capital, or sources of liquidity; fees, costs or other dilutive effects of refinancing, or compliance with covenants; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers; reliance on major customers or suppliers; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; our inability to successfully complete definitive agreements for our targeted acquisitions due to negative due diligence findings or other factors; declining revenues and backlog in our Sypris Electronics business lines as we attempt to transition from legacy products and services into new market segments and technologies; the costs of compliance with our auditing, regulatory or contractual obligations; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; cost and availability of raw materials such as steel, component parts, natural gas or utilities; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	April 5,	March 30,
	2015	2014
	(Unaudited)
Revenue	$37,009	$84,244
Net (loss) income	$(13,033)	$1,652
(Loss) income per common share:
Basic	$(0.66)	$0.08
Diluted	$(0.66)	$0.08
Weighted average shares outstanding:
Basic	19,650	19,417
Diluted	19,650	19,446

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	April 5,	March 30,
	2015	2014
	(Unaudited)
Net revenue:
Industrial Group	$28,070	$75,839
Electronics Group	8,939	8,405
Total net revenue	37,009	84,244
Cost of sales:
Industrial Group	32,174	64,685
Electronics Group	7,992	8,995
Total cost of sales	40,166	73,680
Gross (loss) profit:
Industrial Group	(4,104)	11,154
Electronics Group	947	(590)
Total gross (loss) profit	(3,157)	10,564
Selling, general and administrative	9,118	7,992
Research and development	333	151
Nonrecurring expense	285	-
Operating (loss) income	(12,893)	2,421
Interest expense, net	334	132
Other income, net	(179)	(528)
(Loss) income before taxes	(13,048)	2,817
Income tax (benefit) expense, net	(15)	1,165
Net (loss) income	$(13,033)	$1,652
(Loss) income per common share:
Basic	$(0.66)	$0.08
Diluted	$(0.66)	$0.08
Dividends declared per common share	$-	$0.02
Weighted average shares outstanding:
Basic	19,650	19,417
Diluted	19,650	19,446

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	April 5,	December 31,
	2015	2014
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$3,415	$7,003
Accounts receivable, net	30,375	47,666
Inventory, net	29,992	29,031
Other current assets	6,340	5,666
Total current assets	70,122	89,366
Property, plant and equipment, net	35,626	37,654
Other assets	2,954	2,661
Total assets	$108,702	$129,681
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,291	$39,027
Accrued liabilities	15,266	18,775
Current portion of long-term debt	15,949	17,000
Total current liabilities	63,506	74,802
Note payable - related party	4,000	-
Other liabilities	7,870	7,991
Total liabilities	75,376	82,793
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,826,236 shares issued and 20,743,544 outstanding in 2015 and 20,567,735 shares issued and 20,485,043 outstanding in 2014	208	206
Additional paid-in capital	151,441	151,314
Retained deficit	(92,629)	(79,596)
Accumulated other comprehensive loss	(25,693)	(25,035)
Treasury stock, 82,692 shares in 2015 and 2014, respectively	(1)	(1)
Total stockholders’ equity	33,326	46,888
Total liabilities and stockholders’ equity	$108,702	$129,681

Note: The balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	April 5,	March 30,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(13,033)	$1,652
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,180	2,714
Stock-based compensation expense	206	405
Deferred revenue recognized	(2,170)	(2,164)
Deferred loan costs recognized	77	19
Provision for excess and obsolete inventory	82	103
Other noncash items	(183)	113
Contributions to pension plans	(77)	(199)
Changes in operating assets and liabilities:
Accounts receivable	17,303	(19,953)
Inventory	(1,047)	(2,247)
Prepaid expenses and other assets	(691)	1,662
Accounts payable	(7,046)	17,925
Accrued and other liabilities	(916)	2,469
Net cash (used in) provided by operating activities	(5,315)	2,499
Cash flows from investing activities:
Capital expenditures	(295)	(559)
Proceeds from sale of assets	-	8
Net cash used in investing activities	(295)	(551)
Cash flows from financing activities:
Net change in debt under Credit Facility	(1,051)	(1,000)
Proceeds from related party note payable	4,000	-
Debt modification costs	(440)	-
Common stock repurchases	-	(116)
Indirect repurchase of shares for minimum statutory tax withholdings	(77)	(33)
Cash dividends paid	(410)	(408)
Net cash provided by (used in) financing activities	2,022	(1,557)
Net (decrease) increase in cash and cash equivalents	(3,588)	391
Cash and cash equivalents at beginning of period	7,003	18,674
Cash and cash equivalents at end of period	$3,415	$19,065

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer